UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2005

RemedyTemp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-5260	95-2890471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Enterprise, Aliso Viejo, California		92656
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-425-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 22, 2005, RemedyTemp, Inc. (the "Company") entered into change in control agreements (each, an "Agreement") with each of its executive officers (Greg D. Palmer, Monty A. Houdeshell, Gunnar B. Gooding and Janet Hawkins) and certain other key employees. These Agreements were previously approved by the Leadership Development and Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee approved the Agreements to secure the continued service and objectivity of these employees in the event of an actual or potential change in control of the Company. The actions of the Committee were not taken in anticipation of any contemplated change in control transaction. For each of Messrs. Palmer, Houdeshell and Gooding and Ms. Hawkins, the Agreement replaces previously disclosed change in control agreements.

In the case of Mr. Palmer, the change in control provisions are contained in an Amendment, dated April 22, 2005, to his Amended and Restated Employment Agreement with the Company, effective as of October 1, 2001 (the "Palmer Amendment"), rather than in a separate Agreement. Upon a qualifying termination of employment in connection with or within two years following a change in control of the Company, Mr. Palmer will receive a sum equal to 2.9 times his base salary and maximum projected future bonus, and all unvested stock options and other equity awards held by Mr. Palmer will become fully vested.

Upon a qualifying termination of employment in connection with or within one year following a change in control of the Company: Mr. Houdeshell will receive a sum equal to two years’ base salary and bonus; Mr. Gooding will receive a sum equal to one year’s base salary and bonus; Ms. Hawkins will receive a sum equal to one year’s base salary; and each of the other eleven key employees will receive a sum equal to nine months of their respective base salary and bonus. In addition, upon a qualifying termination of employment in connection with or within one year following a change in control of the Company, all unvested stock options and other equity awards held by any of the foregoing persons will become fully vested.

Under these agreements, a "Change in Control" is generally defined as any of the following events:

• The acquisition by any person or group of beneficial ownership of 50% or more of either (1) the then-outstanding shares of common stock of the Company or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, provided that the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor;

• A change in the constituency of the Board such that individuals who constitute the Board (the "Incumbent Board") at the effective date of the Agreement cease to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the effective date of the Agreement whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

• Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, or a sale of all or substantially all of the assets of the Company, unless following such transaction (1) all or substantially all of the persons that were the beneficial owners of the outstanding common stock and the outstanding company voting stock immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the resulting entity, (2) no person (excluding certain specified persons) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the resulting entity or the combined voting power of the then-outstanding voting securities of the resulting entity, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

• A complete liquidation or dissolution of the Company.

A "Qualifying Termination" is defined as either a termination of employment by the Company other than for Cause (as defined in the Agreement) or by the employee for Good Reason (as defined in the Agreement), in either case (i) within the time periods described above for each employee following a change in control or (ii) during a Protected Period (as defined in the Agreement).

By entering into the Agreement, each employee agrees not to disclose certain confidential information and, for a period of one year following termination, not to solicit employees of the Company or issue or communicate any public statement disparaging the Company.

The full text of the form of Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The full text of the Palmer Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Form of Change in Control Severance Agreement.
Exhibit 10.2 Amendment to Amended and Restated Employment Agreement between Greg Palmer and RemedyTemp, Inc., dated as of April 22, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RemedyTemp, Inc.

April 22, 2005	By:	Monty A. Houdeshell

Name: Monty A. Houdeshell
Title: Chief Administrative Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement.
10.2	Amendment to Amended and Restated Employment Agreement between Greg Palmer and RemedyTemp, Inc., dated as of April 22, 2005.